Exhibit 99.1

Microsoft Reports Record Third-Quarter Results

Strong enterprise and Xbox momentum drive revenue growth of 13% and earnings per share of $0.61.

REDMOND, Wash. — Apr. 28, 2011 — Microsoft Corp. today announced third-quarter revenue of $16.43 billion for the quarter ended Mar. 31, 2011, a 13% increase from the same period of the prior year. Operating income, net income, and diluted earnings per share for the quarter were $5.71 billion, $5.23 billion, and $0.61 per share, which represented increases of 10%, 31%, and 36%, respectively, when compared with the prior year period. Diluted earnings per share included a $0.05 tax benefit primarily related to an agreement with the U.S. Internal Revenue Service to settle a portion of their audit of tax years 2004 to 2006.

“We delivered strong financial results despite a mixed PC environment, which demonstrates the strength and breadth of our businesses,” said Peter Klein, chief financial officer at Microsoft. “Consumers are purchasing Office 2010, Xbox and Kinect at tremendous rates, and businesses of all sizes are purchasing Microsoft platforms and applications.”

Microsoft Business Division revenue grew 21% year-over-year. Since its release last spring, Office 2010 has become the fastest-selling version of Office in history, and the integrated innovation with SharePoint, Exchange, Lync and Dynamics CRM is driving significant growth for the division.

Server & Tools revenue grew 11% year-over-year, the fourth consecutive quarter of double-digit growth. Strong business adoption of Windows Server 2008 R2, SQL Server 2008 R2, and System Center are driving record revenue and margin expansion.

Windows 7 remains the fastest selling operating system in history with 350 million licenses sold. Revenue for the segment was down 4% in the third quarter, in line with the PC trends, excluding prior year launch impact.

Online Services Division revenue grew 14% year-over-year primarily driven by increases in search revenue. Bing’s US search share increased to 13.9% this quarter.

Entertainment & Devices Division grew 60% year-over-year, fueled by Kinect for Xbox 360, the fastest-selling consumer electronics device in history, continued strong Xbox 360 console sales and growth of Xbox Live.

“We delivered strong third quarter revenue from our business customers, driven by outstanding performance from Windows Server, SQL database, SharePoint, Exchange, Lync and increasingly our cloud services,” said Kevin Turner, chief operating officer at Microsoft. “Office had another huge quarter, again exceeding everyone’s expectations, and the addition of Office 365 will make our cloud productivity solutions even more compelling. We continue to see strong adoption of our cloud-based services among the Fortune 500.”

Business Outlook

Microsoft reaffirms operating expense guidance of $26.9 billion to $27.3 billion for the full year ending June 30, 2011. Microsoft also offers preliminary fiscal year 2012 operating expense guidance of 3% to 5% growth from the mid-point of fiscal year 2011 guidance, or $28.0 billion to $28.6 billion.

Webcast Details

Peter Klein, chief financial officer, Frank Brod, chief accounting officer, and Bill Koefoed, general manager of Investor Relations, will host a conference call and webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/investor. The webcast will be available for replay through the close of business on Apr. 28, 2012.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	execution and competitive risks in transitioning to cloud-based computing;

•	challenges to Microsoft’s business model;

•	intense competition in all of Microsoft’s markets;

•	Microsoft’s continued ability to protect its intellectual property rights;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of Microsoft’s source code;

•	actual or perceived security vulnerabilities in Microsoft products that could reduce revenue or lead to liability;

•	improper disclosure of personal data could result in liability and harm to Microsoft’s reputation;

•	outages and disruptions of services provided to customers directly or through third parties if Microsoft fails to maintain an adequate operations infrastructure;

•	government litigation and regulation affecting how Microsoft designs and markets its products;

•	Microsoft’s ability to attract and retain talented employees;

•	delays in product development and related product release schedules;

•	significant business investments that may not gain customer acceptance and produce offsetting increases in revenue;

•

unfavorable changes in general economic conditions, disruption of our partner networks or sales channels, or the availability of credit that affect demand for Microsoft’s products and services or the value of our investment portfolio;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	quality or supply problems in Microsoft’s consumer hardware or other vertically integrated hardware and software products;

•	impairment of goodwill or amortizable intangible assets causing a charge to earnings;

•	exposure to increased economic and regulatory uncertainties from operating a global business;

•	geopolitical conditions, natural disaster, cyberattack or other catastrophic events disrupting Microsoft’s business; and

•	acquisitions and joint ventures that adversely affect the business.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/investor.

All information in this release is as of Apr. 28, 2011. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070,

rrt@waggeneredstrom.com

For more information, financial analysts and investors only:

Bill Koefoed, general manager, Investor Relations, (425) 706-3703

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PDT conference call with investors and analysts, is available at http://www.microsoft.com/investor.

MICROSOFT CORPORATION

INCOME STATEMENTS

(In millions, except per share amounts) (Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010

Revenue	$16,428	$14,503	$52,576	$46,445
Operating expenses:
Cost of revenue	3,897	2,755	11,869	9,225
Research and development	2,269	2,220	6,650	6,364
Sales and marketing	3,393	3,203	10,024	9,612
General and administrative	1,160	1,152	3,043	3,076

Total operating expenses	10,719	9,330	31,586	28,277

Operating income	5,709	5,173	20,990	18,168
Other income	316	168	762	821

Income before income taxes	6,025	5,341	21,752	18,989
Provision for income taxes	793	1,335	4,476	4,747

Net income	$5,232	$4,006	$17,276	$14,242

Earnings per share:
Basic	$0.62	$0.46	$2.03	$1.61
Diluted	$0.61	$0.45	$2.01	$1.59

Weighted average shares outstanding:
Basic	8,420	8,767	8,511	8,846
Diluted	8,510	8,876	8,609	8,955

Cash dividends declared per common share	$0.16	$0.13	$0.48	$0.39

MICROSOFT CORPORATION

BALANCE SHEETS

(In millions)
	March 31, 2011	June 30, 2010 (1)
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$7,021	$5,505
Short-term investments (including securities loaned of $1,171 and $62)	43,129	31,283

Total cash, cash equivalents, and short-term investments	50,150	36,788
Accounts receivable, net of allowance for doubtful accounts of $304 and $375	10,033	13,014
Inventories	1,056	740
Deferred income taxes	2,586	2,184
Other	2,438	2,950

Total current assets	66,263	55,676
Property and equipment, net of accumulated depreciation of $9,564 and $8,629	7,969	7,630
Equity and other investments	10,748	7,754
Goodwill	12,554	12,394
Intangible assets, net	840	1,158
Other long-term assets	1,353	1,501

Total assets	$99,727	$86,113

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,829	$4,025
Short-term debt	0	1,000
Accrued compensation	2,917	3,283
Income taxes	839	1,074
Short-term unearned revenue	11,887	13,652
Securities lending payable	1,245	182
Other	3,325	2,931

Total current liabilities	24,042	26,147
Long-term debt	11,915	4,939
Long-term unearned revenue	1,132	1,178
Deferred income taxes	1,185	229
Other long-term liabilities	8,001	7,445

Total liabilities	46,275	39,938
Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital—shares authorized 24,000; outstanding 8,431 and 8,668	63,234	62,856
Retained deficit, including accumulated other comprehensive income of $1,810 and $1,055	(9,782)	(16,681)

Total stockholders’ equity	53,452	46,175

Total liabilities and stockholders’ equity	$99,727	$86,113

(1)	Derived from audited financial statements.

MICROSOFT CORPORATION

CASH FLOWS STATEMENTS

(In millions) (Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Operations
Net income	$5,232	$4,006	$17,276	$14,242
Adjustments to reconcile net income to net cash from operations:
Depreciation, amortization, and other	720	694	2,077	1,955
Stock-based compensation expense	541	481	1,622	1,409
Net recognized gains on investments and derivatives	(122)	(68)	(377)	(322)
Excess tax benefits from stock-based compensation	(5)	(14)	(14)	(38)
Deferred income taxes	(59)	(241)	(324)	263
Deferral of unearned revenue	6,616	6,087	19,331	19,692
Recognition of unearned revenue	(7,026)	(6,395)	(21,189)	(21,758)
Changes in operating assets and liabilities:
Accounts receivable	3,031	1,947	3,435	1,906
Inventories	(170)	77	(258)	216
Other current assets	(618)	(361)	(487)	90
Other long-term assets	(8)	(81)	172	(143)
Accounts payable	(51)	122	(235)	89
Other current liabilities	237	775	(1,174)	(146)
Other long-term liabilities	354	364	1,197	1,014

Net cash from operations	8,672	7,393	21,052	18,469

Financing
Short-term debt repayments, maturities of 90 days or less, net	0	(349)	(186)	(446)
Proceeds from issuance of debt, maturities longer than 90 days	2,239	851	6,960	2,592
Repayments of debt, maturities longer than 90 days	0	(502)	(814)	(1,898)
Common stock issued	1,405	422	2,242	1,399
Common stock repurchased	(848)	(2,023)	(10,299)	(7,430)
Common stock cash dividends paid	(1,349)	(1,139)	(3,830)	(3,448)
Excess tax benefits from stock-based compensation	5	14	14	38
Other	(15)	0	(40)	0

Net cash from (used in) financing	1,437	(2,726)	(5,953)	(9,193)

Investing
Additions to property and equipment	(658)	(408)	(1,713)	(1,219)
Acquisition of companies, net of cash acquired	0	(143)	(69)	(245)
Purchases of investments	(14,394)	(11,217)	(27,707)	(25,994)
Maturities of investments	2,286	1,054	4,992	6,448
Sales of investments	5,738	4,927	9,768	12,705
Securities lending payable	(111)	(117)	1,063	1,110

Net cash used in investing	(7,139)	(5,904)	(13,666)	(7,195)

Effect of exchange rates on cash and cash equivalents	28	(30)	83	(2)

Net change in cash and cash equivalents	2,998	(1,267)	1,516	2,079
Cash and cash equivalents, beginning of period	4,023	9,422	5,505	6,076

Cash and cash equivalents, end of period	$7,021	$8,155	$7,021	$8,155

MICROSOFT CORPORATION

SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(In millions) (Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Revenue
Windows & Windows Live Division	$4,445	$4,650	$14,284	$14,713
Server and Tools	4,104	3,706	12,453	11,229
Online Services Division	648	566	1,866	1,633
Microsoft Business Division	5,252	4,341	16,409	13,701
Entertainment and Devices Division	1,935	1,210	7,428	5,024
Unallocated and other	44	30	136	145

Consolidated	$16,428	$14,503	$52,576	$46,445

Operating income (loss)
Windows & Windows Live Division	$2,764	$3,073	$9,338	$9,968
Server and Tools	1,419	1,270	4,834	3,979
Online Services Division	(726)	(709)	(1,829)	(1,649)
Microsoft Business Division	3,165	2,542	10,506	8,285
Entertainment and Devices Division	225	150	1,292	790
Corporate-level activity	(1,138)	(1,153)	(3,151)	(3,205)

Consolidated	$5,709	$5,173	$20,990	$18,168